Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated February 29, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in the presentation of segment information as discussed in Notes 21 and 12, respectively, as to which the date is August 29, 2008, and Note 16, as to which the date is June 13, 2008, relating to Hecla Mining Company’s consolidated financial statements appearing in the Company’s Report on Form 8-K dated September 2, 2008, our report dated February 29, 2008 relating to the effectiveness of Hecla Mining Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and our report dated March 5, 2008, except notes 8 and 9, as to which date is June 9, 2008, relating to the financial statements of Greens Creek Joint Venture as of and for the year ended December 31, 2007, appearing in the Company’s Report on Form 8-K dated June 12, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Spokane, Washington

September 8, 2008